Exhibit 99.1

Blockbuster Confirms Expression of Interest to Acquire Hollywood Entertainment Corporation for $11.50 Per Share in Cash

$1 Billion Transaction Would Provide Hollywood Entertainment Shareholders With a 17% Premium to Nov. 10, 2004, Closing Price; 12% Premium Over Current Merger Agreement

DALLAS, Nov. 11, 2004—Blockbuster Inc. (NYSE: BBI, BBI.B) today confirmed that it has expressed an interest to acquire Hollywood Entertainment Corporation (Nasdaq: HLYW) for $11.50 per share in cash.

Blockbuster’s expression of interest has been communicated to Hollywood Entertainment but has not yet resulted in a substantive discussion regarding the terms of a potential transaction.

Blockbuster’s proposal represents a 17% premium over the closing price of Hollywood Entertainment on Nov. 10, 2004, and a 12% percent premium over the value of Hollywood’s current merger agreement. The total value of the transaction, including Hollywood Entertainment’s debt, would be approximately $1 billion. The proposed transaction would be immediately accretive to Blockbuster’s earnings per share and cash flow.

Over the last several years, the home entertainment landscape has broadened considerably. The rental industry faces significant competitive threats from non-traditional channels, largely attributable to retail DVD, which is widely available from a variety of retailers, including mass merchants, grocery stores, bookstores, convenience stores, as well as online services, among others. Additionally, consumers have increasing movie-delivery alternatives from technology-enabled sources, including cable, satellite and computer downloading.

“We believe this proposed transaction better positions Blockbuster to compete in the rapidly changing home entertainment marketplace, while simultaneously benefiting consumers as well as Blockbuster and Hollywood Entertainment shareholders,” said John Antioco, Blockbuster Chairman and CEO. “In addition to providing Hollywood Entertainment shareholders with a substantial premium for their shares, the proposed transaction would give us more ways to serve more customers by taking advantage of both companies’ combined store distribution capabilities and brand portfolios.”

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. ANY SOLICITATION OR OFFER TO BUY HOLLYWOOD’S COMMON STOCK WILL BE MADE, IF AT ALL, PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. STOCKHOLDERS SHOULD READ ANY SUCH MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF ANY OFFER. STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO ANY TENDER OFFER, IF APPLICABLE, FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM BLOCKBUSTER INC.

This news release contains forward-looking statements relating to Blockbuster’s expressed interest in discussing a proposal to acquire Hollywood Entertainment Corporation. Specific forward-looking statements relate to Blockbuster’s expectations regarding the potential benefits of such transaction, including (i) the anticipated benefits to Blockbuster’s and Hollywood’s stockholders and (ii) the competitive advantages that could result from the transaction. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. In addition, some factors are beyond Blockbuster’s control. The statements made in this release are contingent upon the completion of the proposed transaction discussed above and are subject to the execution of a definitive acquisition agreement. Blockbuster cautions investors that this announcement is made pursuant to full disclosure requirements and that Blockbuster can give no assurance that a definitive agreement will be executed. Other factors that could cause actual results to differ materially from the statements made in this release include, among others: (i) Blockbuster’s and Hollywood’s ability to receive all necessary approvals, including any necessary governmental or regulatory approvals and the approval of the respective Board’s of Directors and stockholders, if applicable; (ii) changes to Blockbuster’s strategy and business plan, including its plans regarding use of capital; (iii) consumer demand for Blockbuster’s planned product and service offerings; (iv) the variability in consumer appeal of the movie titles and games software released for rental and sale; (v) Blockbuster’s ability to respond to changing consumer preferences and to effectively adjust its product mix, service offerings and marketing and merchandising initiatives; (vi) Blockbuster’s ability to timely implement and maintain the necessary information technology systems and infrastructure to support shifts in consumer preferences and any corresponding changes to Blockbuster’s operating model, including changes related to the proposed transaction; (vii) the extent and timing of Blockbuster’s continued investment of incremental operating expenses and capital expenditures to continue to develop and implement its initiatives; (viii) vendor determinations relating to pricing and distribution of their product and Blockbuster’s ability to reach agreements with service, product and content providers on acceptable commercial terms; and (ix) other factors as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2003.

#    #    #